AMENDMENT NO. 2

TO

MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of December 3, 2012, amends the MASTER ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”) is made June 1, 2010, by and between INVESCO ADVISERS, INC., a Delaware Corporation (the “Administrator”) and INVESCO VAN KAMPEN DYNAMIC CREDIT OPPORTUNITIES FUND, a Delaware Statutory Trust (the “Trust”).

W I T N E S S E T H:

WHEREAS, the Trust desires to amend the Agreement to change the name of the Trust from Invesco Van Kampen Dynamic Credit Opportunities Fund to Invesco Dynamic Credit Opportunities Fund;

NOW, THEREFORE, the parties hereby agree as follows:

1.	Appendix A is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

FEE SCHEDULE TO

MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

INVESCO DYNAMIC CREDIT OPPORTUNITIES

FUND

Portfolio	Effective Date of Agreement
Invesco Dynamic Credit Opportunities Fund	June 1, 2010

The Administrator may receive from the Fund reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $5,000 per class of shares is charged for each class other than the initial class. The $5,000 class fee is waived for the above Fund with insufficient assets to result in the payment of more than the minimum fee of $50,000.”

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

INVESCO ADVISERS, INC.

Attest:	/s/ Peter A. Davidson	By:	/s/ John M. Zerr
	Assistant Secretary	Name: John M. Zerr
Title: Senior Vice President

(SEAL)

INVESCO BOND FUND

Attest:	/s/ Peter A. Davidson	By:	/s/ John M. Zerr
	Assistant Secretary	Name: John M. Zerr
Title: Senior Vice President

(SEAL)